Exhibit 99.1

Gulfport Energy Reports Third Quarter 2024 Financial and Operating Results and Expands Common Stock Repurchase Authorization by 54% to $1.0 Billion

OKLAHOMA CITY (November 5, 2024) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended September 30, 2024 and provided an update on its 2024 development plan and financial guidance.

Third Quarter 2024 and Recent Highlights

●	Delivered total net production of 1.06 Bcfe per day comprised of approximately 91% natural gas, 6% natural gas liquids and 3% oil and condensate

●	Produced total net oil production of 4.6 MBbl per day, an increase of 68% over second quarter 2024

●	Incurred capital expenditures of $82.5 million, below analyst consensus expectations

●	Reported $14.0 million of net loss, $61.8 million of adjusted net income(1) and $178.1 million of adjusted EBITDA(1), above analyst consensus expectations

●	Generated $189.7 million of net cash provided by operating activities and $72.6 million of adjusted free cash flow(1), above analyst consensus expectations

●	Completed opportunistic discretionary acreage acquisitions totaling $19.8 million

●	Repurchased approximately 341 thousand shares for approximately $49.9 million during the third quarter of 2024

●	Repurchased approximately 5.2 million shares for approximately $518.7 million(2) since the inception of the repurchase program

●	Expanded common stock repurchase authorization by 54% percent to $1.0 billion

●	Extended the weighted average maturity of the Company’s long-term senior notes by 3.2 years and lowered the Company’s weighted average interest rate on its long-term senior notes by approximately 1.2%

●	Completed fall borrowing base redetermination of revolving credit facility, which resulted in (1) increase in elected commitments to $1.0 billion, (2) borrowing base reaffirmed at $1.1 billion and (3) extension of the maturity to September 2028

●	Issued Annual Corporate Sustainability Report and remain committed to delivering cleaner, lower-carbon energy in a safe, environmentally responsible manner

Updated Full Year 2024 Outlook

●	Reducing guidance for drilling and completion capital expenditures to $325 million – $335 million, a decrease of 4% based upon the midpoint of the Company’s previously issued guidance range

●	Planning to allocate approximately $45 million to targeted discretionary acreage acquisitions, of which $38.8 million was deployed by the end of the third quarter of 2024

●	Reiterating plans to allocate substantially all 2024 adjusted free cash flow(1) towards common share repurchases after discretionary acreage acquisitions

John Reinhart, President and CEO, commented, “Gulfport’s third quarter results continued to benefit from the operating momentum that we have built throughout this year and as we announced in August, the Company expects to realize over $25 million in capital savings on our drilling and completion activities during 2024. Based on the current commodity price environment, we have elected to allocate the majority of these savings to incremental shareholder returns through our recently expanded common share repurchase program. As a result, we are lowering our full year 2024 capital guidance.”

Reinhart continued, “We continued to add to our attractive acreage portfolio and, through September 30, we invested $38.8 million in discretionary acreage acquisition opportunities during 2024, extending our high-quality, liquids-rich inventory by approximately one year. In addition, production and cash flows for the third quarter benefited from the turn-in-line of our four-well Utica condensate pad in Harrison County, Ohio, increasing our average daily oil production by 68% quarter-over-quarter. The wells have exhibited attractive production rates in combination with minimal pressure drawdown during the initial 90-day period. Increased production rates are now being tested to determine the optimal production profile aimed at maximizing long-term well performance. The Company also completed drilling on four additional Utica condensate wells during the third quarter and look forward to further development of our Marcellus acreage in early 2025, highlighting the liquids optionality and flexibility of our asset base as well as the continuous optimization of our development program targeting improved returns.”

“As we close out 2024 and expect an improving 2025 natural gas macro environment, we forecast accelerating adjusted free cash flow generation for our business, highlighting our disciplined approach to capital allocation and our focus on enhancing margins and optimizing efficiencies. Based entirely on the capital efficiency gains achieved over the past two years, we expect 2025 total base capital requirements to be in line with our updated 2024 capital guidance provided today. This capital program will continue to focus on liquids-rich development, improving margins and supporting our robust expected adjusted free cash flow generation. We will continue to focus on increasing shareholder value and believe our stock remains undervalued. As a result, we are pleased to announce a significant increase in our common stock repurchase authorization by 54% to $1.0 billion, which highlights our commitment to the return of capital to our shareholders. We plan to remain consistent in our free cash flow allocation framework and will continue to return substantially all of our adjusted free cash flow, excluding discretionary acreage acquisitions, through common stock repurchases. We believe the consistency of our committed approach to share repurchases over the past few years has delivered tremendous value to our shareholders and changes to our capital allocation framework, or other potential strategic considerations, would need to be accretive to our fundamental value and compare favorably to repurchasing our undervalued stock,” Reinhart concluded.

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	As of October 28, 2024.

Operational Update

The table below summarizes Gulfport's operated drilling and completion activity for the third quarter of 2024:

	Quarter Ended September 30, 2024
	Gross	Net	Lateral Length
Spud
Utica	3	3.0	18,800
SCOOP	—	—	—

Drilled
Utica	5	5.0	13,100
SCOOP	—	—	—

Completed
Utica	3	3.0	14,300
SCOOP	3	2.4	12,400

Turned-to-Sales
Utica	7	6.6	16,000
SCOOP	3	2.4	12,400

Gulfport’s net daily production for the third quarter of 2024 averaged 1,057.2 MMcfe per day, primarily consisting of 861.6 MMcfe per day in the Utica/Marcellus and 195.6 MMcfe per day in the SCOOP. For the third quarter of 2024, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 6% natural gas liquids ("NGL") and 3% oil and condensate.

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Production
Natural gas (Mcf/day)	966,522	971,352
Oil and condensate (Bbl/day)	4,618	3,195
NGL (Bbl/day)	10,489	11,061
Total (Mcfe/day)	1,057,164	1,056,887
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$1.80	$1.99
Impact from settled derivatives ($/Mcf)	$0.95	$0.54
Average price, including settled derivatives ($/Mcf)	$2.75	$2.53
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$69.35	$77.90
Impact from settled derivatives ($/Bbl)	$0.22	$(7.25)
Average price, including settled derivatives ($/Bbl)	$69.57	$70.65
NGL:
Average price without the impact of derivatives ($/Bbl)	$27.58	$26.49
Impact from settled derivatives ($/Bbl)	$(0.16)	$2.62
Average price, including settled derivatives ($/Bbl)	$27.42	$29.11
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.22	$2.34
Impact from settled derivatives ($/Mcfe)	$0.87	$0.50
Average price, including settled derivatives ($/Mcfe)	$3.09	$2.84
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.19	$0.16
Taxes other than income ($/Mcfe)	$0.07	$0.07
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.92	$0.89
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.13	$0.12
Interest expenses ($/Mcfe)	$0.16	$0.15

Capital Investment

Capital investment was $82.5 million (on an incurred basis) for the third quarter of 2024, of which $64.9 million related to drilling and completion (“D&C”) activity and $17.6 million related to maintenance leasehold and land investment. In addition, Gulfport invested approximately $19.8 million in discretionary acreage acquisitions.

For the nine-month period ended September 30, 2024, capital investment was $329.0 million (on an incurred basis), of which $277.4 million related to D&C activity and $51.6 million to maintenance leasehold and land investment. In addition, Gulfport invested approximately $38.8 million in discretionary acreage acquisitions.

Expanded Common Stock Repurchase Program

Gulfport's board of directors recently expanded the Company's previously announced common stock repurchase program and Gulfport is now authorized to repurchase up to $1.0 billion of its outstanding shares of common stock through December 31, 2025.

Gulfport repurchased approximately 341 thousand shares of common stock at a weighted-average price of $146.17 during the third quarter of 2024, totaling approximately $49.9 million. As of October 28, 2024, the Company had repurchased approximately 5.2 million shares of common stock at a weighted-average share price of $100.17 since the program initiated in March 2022, totaling approximately $518.7 million in aggregate. The Company currently has approximately $481.3 million of remaining capacity under the expanded share repurchase program.

Financial Position and Liquidity

As of September 30, 2024, Gulfport had approximately $3.2 million of cash and cash equivalents, $30.0 million of borrowings under its revolving credit facility, $63.8 million of letters of credit outstanding, $25.7 million of outstanding 2026 senior notes and $650.0 million of outstanding 2029 senior notes.

Gulfport’s liquidity at September 30, 2024, totaled approximately $909.4 million, comprised of the $3.2 million of cash and cash equivalents and approximately $906.2 million of available borrowing capacity under its credit facility.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company's exposure to commodity price fluctuations. For details, please refer to the "Derivatives" section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Third Quarter 2024 Conference Call

Gulfport will host a teleconference and webcast to discuss its third quarter of 2024 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, November 6, 2024.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from November 6, 2024 to November 20, 2024, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13749355.

Financial Statements and Guidance Documents

Third quarter of 2024 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management's outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under "Risk Factors" in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2023 and any updates to those factors set forth in Gulfport's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550